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                                                                 Exhibit 23.18


                       [FRIEDMAN & FRIEDMAN LETTERHEAD]




CONSENT OF INDEPENDENT AUDITORS






We consent to the incorporation by reference in this Registration Statement (Form S-4) of Pierce Leahy Corp., of our report dated January 13, 1998 (except as to note 11 which is as of February 4, 1998) to the shareholders of Archivex Inc. on the consolidated balance sheets as at November 30, 1997 and 1996 and for the consolidated statements of earnings, retained earnings and cash flows for each of the years ended November 30, 1997, 1996 and 1995 appearing in the Current Reports on Form 8-K of Pierce Leahy Corp. dated April 7, 1998 and July 2, 1998 and to all references to our Firm in this Registration Statement.



/s/ Friedman & Friedman


Chartered Accountants

Montreal, Quebec
November 22, 1999